The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated December 16, 2019
JPMorgan Chase Financial Company LLC	December 2019
Pricing Supplement
Registration Statement Nos. 333-222672 and 333-222672-01
Dated December , 2019
Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in Commodities

Dual Directional Trigger PLUS Based on the Value of a WTI Crude Oil Futures Contract due June 27, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The Dual Directional Trigger PLUS, or “Trigger PLUS,” will pay no interest and do not guarantee any return of your principal at maturity. At maturity, if the underlying commodity futures contract has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying commodity futures contract, subject to a maximum payment at maturity. If the underlying commodity futures contract has depreciated in value but by no more than 30%, investors will receive at maturity the stated principal amount of the Trigger PLUS plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 30% return. However, if the underlying commodity futures contract has depreciated by more than 30% in value, at maturity investors will lose the benefit of the absolute return feature and will lose 1% of the stated principal amount for every 1% of decline in the value of the underlying commodity futures contract over the term of the Trigger PLUS. The Trigger PLUS are for investors who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and absolute return features that in each case apply to a limited range of the performance of the underlying commodity futures contract. The Trigger PLUS are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program. Any payment on the Trigger PLUS is subject to the credit risk of JPMorgan Financial, as issuer of the Trigger PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the Trigger PLUS. The investor may lose some or all of the stated principal amount of the Trigger PLUS.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Underlying commodity futures contract:	The first nearby month futures contract for WTI crude oil traded on the New York Mercantile Exchange (the “NYMEX”) or, on any day that falls on the last trading day of such contract (all pursuant to the rules of the NYMEX), the second nearby month futures contract for WTI crude oil traded on the NYMEX
Aggregate principal amount:	$
Payment at maturity:	If the final contract price is greater than the initial contract price, for each $1,000 stated principal amount Trigger PLUS:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final contract price is less than or equal to the initial contract price but is greater than or equal to the trigger level, for each $1,000 stated principal amount Trigger PLUS:
$1,000 + ($1,000 × absolute contract return)
In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying commodity futures contract. In no event will this amount exceed the stated principal amount plus $300.00.
If the final contract price is less than the trigger level, for each $1,000 stated principal amount Trigger PLUS:
$1,000 × contract performance factor
This amount will be less than the stated principal amount of $1,000 per Trigger PLUS and will represent a loss of more than 30%, and possibly all, of your investment.
Leveraged upside payment:	$1,000 × leverage factor × contract percent change
Contract percent change:	(final contract value – initial contract value) / initial contract value
Absolute contract return:	The absolute value of the contract percent change. For example, a -5% contract percent change will result in a +5% absolute contract return.
Initial contract price:	The contract price of the underlying commodity futures contract on the pricing date
Final contract price:	The contract price of the underlying commodity futures contract on the valuation date
Trigger level:	70% of the initial contract price
Leverage factor:	150%
Contract performance factor:	final contract price / initial contract price
Maximum payment at maturity:	At least $1,330.00 (at least 133.00% of the stated principal amount) per Trigger PLUS. The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $1,330.00 per Trigger PLUS.
Stated principal amount:	$1,000 per Trigger PLUS
Issue price:	$1,000 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	December , 2019 (expected to price on or about December 20, 2019)
Original issue date (settlement date):	December , 2019 (3 business days after the pricing date)
Valuation date:	June 22, 2022, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Commodity or Commodity Futures Contract”
Maturity date:	June 27, 2022, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes in the accompanying product supplement
CUSIP / ISIN:	48130UTA3 / US48130UTA33
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)		Terms continued on the following page
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per Trigger PLUS	$1,000.00	$25.00(2)	$970.00
$5.00(3)
Total	$	$	$
(1)	See “Additional Information about the Trigger PLUS — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the Trigger PLUS.
(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $25.00 per $1,000 stated principal amount Trigger PLUS. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each $1,000 stated principal amount Trigger PLUS

If the Trigger PLUS priced today and assuming a maximum payment at maturity equal to the minimum listed above, the estimated value of the Trigger PLUS would be approximately $924.70 per $1,000 stated principal amount Trigger PLUS. The estimated value of the Trigger PLUS on the pricing date will be provided in the pricing supplement and will not be less than $910.00 per $1,000 stated principal amount Trigger PLUS. See “Additional Information about the Trigger PLUS — The estimated value of the Trigger PLUS” in this document for additional information.

Investing in the Trigger PLUS involves a number of risks. See “Risk Factors” beginning on page PS-9 of the accompanying product supplement and “Risk Factors” beginning on page 7 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Trigger PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Trigger PLUS” at the end of this document.

Product supplement no. 2-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004517/dp87531_424b2-ps2i.pdf

Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

JPMorgan Chase Financial Company LLC
Dual Directional Trigger PLUS Based on the Value of a WTI Crude Oil Futures Contract due June 27, 2022
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary

Terms continued from previous page:

Contract price:	On any day, the official settlement price per barrel on the NYMEX of the first nearby month futures contract for WTI crude oil, stated in U.S. dollars, provided that if that day falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract for WTI crude oil, as made public by the NYMEX and displayed on the Bloomberg Professional® service (“Bloomberg”) under the symbol “CL1” or “CL2,” as applicable, on that day

December 2019	Page 2

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of a WTI Crude Oil Futures Contract due June 27, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Dual Directional Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Dual Directional Trigger PLUS Based on the Value of a WTI Crude Oil Futures Contract due June 27, 2022 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying commodity futures contract that enhances returns for a certain range of positive performance of the underlying commodity futures contract.
▪	To enhance returns and potentially outperform the underlying commodity futures contract in a moderately bullish scenario.
▪	To potentially achieve similar levels of upside exposure to the underlying commodity futures contract as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.
▪	To provide an unleveraged positive return in the event of a decline of the underlying commodity futures contract but only if the final contract price is greater than or equal to the trigger level.

Maturity:	Approximately 2.5 years
Leverage factor:	150% (applicable only if the final contract price is greater than the initial contract price)
Trigger level:	70% of the initial contract price
Maximum payment at maturity:	At least $1,330.00 (at least 133.00% of the stated principal amount) per Trigger PLUS. The actual maximum payment at maturity will be provided in the pricing supplement.
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.

Supplemental Terms of the Trigger PLUS

For purposes of the accompanying product supplement, the underlying commodity futures contract is a “Commodity Futures Contract.”

The securities are not futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The securities are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, which is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

December 2019	Page 3

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of a WTI Crude Oil Futures Contract due June 27, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

Trigger PLUS offer leveraged upside exposure to an underlying asset and the opportunity, through the absolute return feature, to earn a positive return at maturity for a limited range of negative performance of the underlying asset. At maturity, if the underlying asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity. At maturity, if the underlying asset has depreciated in value but by no more than 30%, investors will receive the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline in the underlying asset, which will effectively be limited to a positive 30% return. However, at maturity, if the underlying asset has depreciated in value by more than 30%, investors will lose the benefit of the absolute return feature and will lose 1% of the stated principal amount for every 1% of decline, without any buffer. Investors may lose some or all of the stated principal amount of the Trigger PLUS.

Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying commodity futures contract.
Absolute Return Feature	The Trigger PLUS offer investors an opportunity to earn an unleveraged positive return if the final contract price is less than or equal to the initial contract price but is greater than or equal to the trigger level.
Upside Scenario if the Underlying Commodity Futures Contract Appreciates	The final contract price is greater than the initial contract price and, at maturity, the Trigger PLUS pay the stated principal amount of $1,000 plus a return equal to 150% of the contract percent change, subject to the maximum payment at maturity of at least $1,330.00 (at least 133.00% of the stated principal amount) per Trigger PLUS. The actual maximum payment at maturity will be provided in the pricing supplement.
Absolute Return Scenario	The final contract price is less than or equal to the initial contract price but is greater than or equal to the trigger level, which is 70% of the initial contract price. In this case, the Trigger PLUS pay a 1% positive return for each 1% negative return of the underlying commodity futures contract. For example, if the final contract price is 5% less than the initial contract price, the Trigger PLUS will provide a total positive return of 5% at maturity. The maximum return you may receive in this scenario is a positive 30% return at maturity.
Downside Scenario	The final contract price is less than the trigger level. In this case, the Trigger PLUS pay an amount that is over 30% less than the stated principal amount and this decrease will be by an amount that is proportionate to the percentage decline in the final contract price from the initial contract price. (Example: if the underlying commodity futures contract decreases in value by 40%, the Trigger PLUS will pay an amount that is less than the stated principal amount by 40%, or $600 per Trigger PLUS.)

December 2019	Page 4

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of a WTI Crude Oil Futures Contract due June 27, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Dual Directional Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Leverage factor:	150%
Trigger level:	70% of the initial contract price
Hypothetical maximum payment at maturity:	$1,330.00 (133.00% of the stated principal amount) per Trigger PLUS (which represents the lowest hypothetical maximum payment at maturity)*

* The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $1,330.00 per Trigger PLUS.

Dual Directional Trigger PLUS Payoff Diagram

How it works

▪	Upside Scenario. If the final contract price is greater than the initial contract price, for each $1,000 principal amount Trigger PLUS, investors will receive the $1,000 stated principal amount plus a return equal to 150% of the appreciation of the underlying commodity futures contract over the term of the Trigger PLUS, subject to the maximum payment at maturity. Under the hypothetical terms of the Trigger PLUS, an investor will realize the hypothetical maximum payment at maturity at a final contract price of 122.00% of the initial contract price.
▪	For example, if the underlying commodity futures contract appreciates 5%, investors will receive a 7.50% return, or $1,075 per Trigger PLUS.
▪	Absolute Return Scenario. If the final contract price is less than or equal to the initial contract price but is greater than or equal to the trigger level, investors will receive a 1% positive return on the Trigger PLUS for each 1% negative return of the underlying commodity futures contract.
▪	For example, if the underlying commodity futures contract depreciates 5%, investors will receive a 5% return, or $1,050 per Trigger PLUS.
▪	The maximum return you may receive in this scenario is a positive 30% return at maturity.
▪	Downside Scenario. If the final contract price is less than the trigger level, investors will lose the benefit of the absolute return feature and will instead receive an amount that is significantly less than the stated principal amount by an amount proportionate to the percentage decrease of the final contract price from

December 2019	Page 5

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of a WTI Crude Oil Futures Contract due June 27, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

the initial contract price. This amount will be less than 70% of the stated principal amount per Trigger PLUS.
▪	For example, if the underlying commodity futures contract depreciates 50%, investors will lose 50% of their principal and receive only $500 per Trigger PLUS at maturity, or 50% of the stated principal amount.

The hypothetical returns and hypothetical payments on the Trigger PLUS shown above apply only if you hold the Trigger PLUS for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

December 2019	Page 6

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of a WTI Crude Oil Futures Contract due June 27, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” of the accompanying product supplement. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

▪	The Trigger PLUS do not pay interest or guarantee the return of any principal and your investment in the Trigger PLUS may result in a loss. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the final contract price is less than the trigger level (which is 70% of the initial contract price), you will lose the benefit of the absolute return feature and the payment at maturity will be an amount in cash that is over 30% less than the stated principal amount of each Trigger PLUS, and this decrease will be by an amount that is proportionate to the decrease in the value of the underlying commodity futures contract and may be zero. There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire initial investment in the Trigger PLUS.
▪	The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity. The appreciation potential of Trigger PLUS is limited by the maximum payment at maturity of at least $1,330.00 (at least 133.00% of the stated principal amount) per Trigger PLUS. The actual maximum payment at maturity will be provided in the pricing supplement. Although the leverage factor provides 150% exposure to any increase in the final contract price as compared to the initial contract price on the valuation date, because the maximum payment at maturity will be limited to at least 133.00% of the stated principal amount for the Trigger PLUS, any increase in the final contract price by more than 22.00% (if the maximum payment at maturity is set at 133.00% of the stated principal amount) will not further increase the return on the Trigger PLUS.
▪	Your maximum downside gain on the Trigger PLUS is limited by the trigger level. If the final contract price is less than or equal to the initial contract price and greater than or equal to the trigger level, you will receive at maturity $1,000 plus a return equal to the absolute contract return, which will reflect a 1% positive return for each 1% negative return on the underlying commodity futures contract, subject to an effective limit of 30%. Because you will not receive a positive return if the underlying commodity futures contract has depreciated below the trigger level, your maximum downside payment will be $1,300.00 per $1,000 stated principal amount Trigger PLUS.
▪	The Trigger PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the Trigger PLUS. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the Trigger PLUS. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the Trigger PLUS and you could lose your entire investment.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Trigger PLUS. If these affiliates do not make payments to us and we fail to make payments on the Trigger PLUS, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the Trigger PLUS and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the Trigger PLUS, including acting as calculation agent and as an agent of the offering of the Trigger PLUS, hedging our obligations under the Trigger PLUS and making the assumptions used to determine the pricing of the Trigger PLUS and the

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JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of a WTI Crude Oil Futures Contract due June 27, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

estimated value of the Trigger PLUS, which we refer to as the estimated value of the Trigger PLUS. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Trigger PLUS. The calculation agent will determine the initial contract price, the trigger level and the final contract price and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or commodity hedging disruption events, the selection of a successor to the underlying commodity futures contract or calculation of the final contract price in the event of a discontinuation of trading in the underlying commodity futures contract, may affect the payment to you at maturity.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Trigger PLUS and the value of the Trigger PLUS. It is possible that hedging or trading activities of ours or our affiliates in connection with the Trigger PLUS could result in substantial returns for us or our affiliates while the value of the Trigger PLUS declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

▪	The benefit provided by the trigger level may terminate on the valuation date. If the final contract price is less than the trigger level, the benefit provided by the trigger level will terminate and you will be fully exposed to any depreciation of the underlying commodity futures contract.
▪	The estimated value of the Trigger PLUS will be lower than the original issue price (price to public) of the Trigger PLUS. The estimated value of the Trigger PLUS is only an estimate determined by reference to several factors. The original issue price of the Trigger PLUS will exceed the estimated value of the Trigger PLUS because costs associated with selling, structuring and hedging the Trigger PLUS are included in the original issue price of the Trigger PLUS. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS and the estimated cost of hedging our obligations under the Trigger PLUS. See “Additional Information about the Trigger PLUS — The estimated value of the Trigger PLUS” in this document.
▪	The estimated value of the Trigger PLUS does not represent future values of the Trigger PLUS and may differ from others’ estimates. The estimated value of the Trigger PLUS is determined by reference to internal pricing models of our affiliates. This estimated value of the Trigger PLUS is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Trigger PLUS that are greater than or less than the estimated value of the Trigger PLUS. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Trigger PLUS could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Trigger PLUS from you in secondary market transactions. See “Additional Information about the Trigger PLUS — The estimated value of the Trigger PLUS” in this document.
▪	The estimated value of the Trigger PLUS is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the Trigger PLUS is based on, among other things, our and our affiliates’ view of the funding value of the Trigger PLUS as well as the higher issuance, operational and ongoing liability management costs of the Trigger PLUS in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Trigger PLUS and any secondary market prices of the Trigger PLUS. See “Additional Information about the Trigger PLUS — The estimated value of the Trigger PLUS” in this document.
▪	The value of the Trigger PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Trigger PLUS for a limited time period. We generally expect that some of the costs included in the original issue price of the

December 2019	Page 8

JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of a WTI Crude Oil Futures Contract due June 27, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Trigger PLUS will be partially paid back to you in connection with any repurchases of your Trigger PLUS by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Trigger PLUS — Secondary market prices of the Trigger PLUS” in this document for additional information relating to this initial period. Accordingly, the estimated value of your Trigger PLUS during this initial period may be lower than the value of the Trigger PLUS as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS. Any secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Trigger PLUS. As a result, the price, if any, at which JPMS will be willing to buy Trigger PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Trigger PLUS.

The Trigger PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Trigger PLUS to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors. The secondary market price of the Trigger PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the contract price of the underlying commodity futures contract, including:
○	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
○	customary bid-ask spreads for similarly sized trades;
○	our internal secondary market funding rates for structured debt issuances;
○	the actual and expected volatility in the contract price of the underlying commodity futures contract;
○	the time to maturity of the Trigger PLUS;
○	supply and demand trends for WTI crude oil and the exchange-traded futures contracts on that commodity;
○	interest and yield rates in the market generally; and
○	a variety of other economic, financial, political, regulatory, geographical, meteorological and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Trigger PLUS, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Trigger PLUS, if any, at which JPMS may be willing to purchase your Trigger PLUS in the secondary market.

▪	We may accelerate the Trigger PLUS if a commodity hedging disruption event occurs. If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the Trigger PLUS due to a commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on the Trigger PLUS and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on the Trigger PLUS is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement for more information.

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JPMorgan Chase Financial Company LLC

Dual Directional Trigger PLUS Based on the Value of a WTI Crude Oil Futures Contract due June 27, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	Commodity futures contracts are subject to uncertain legal and regulatory regimes. Commodity futures contracts are subject to legal and regulatory regimes that may change in ways that could adversely affect our ability to hedge our obligations under the Trigger PLUS and affect the value of the underlying commodity futures contract. Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), may have a substantial adverse effect on the value of the Trigger PLUS. Additionally, under authority provided by the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission on December 6, 2016 proposed rules to establish position limits that will apply to 25 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts. The limits will apply to a person’s combined position in futures, options and swaps on the same underlying commodity. The rules, if enacted in their proposed form, may reduce liquidity in the exchange-traded market for those commodity-based futures contracts, which may, in turn, have an adverse effect on any payments on the Trigger PLUS. Furthermore, we or our affiliates may be unable as a result of those restrictions to effect transactions necessary to hedge our obligations under the Trigger PLUS resulting in a commodity hedging disruption event, in which case we may, in our sole and absolute discretion, accelerate the payment on the Trigger PLUS. See “ — We may accelerate the Trigger PLUS if a commodity hedging disruption event occurs” above.
▪	Prices of commodity futures contracts are characterized by high and unpredictable volatility. Market prices of the commodity futures contracts tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the price of the commodity underlying the commodity futures contract. See “— The market price of WTI crude oil will affect the value of the Trigger PLUS” below. The price of the commodity and commodity futures contracts are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These variables may create additional investment risks that cause the value of the Trigger PLUS to be more volatile than the values of traditional securities. As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodity. Many commodities are also highly cyclical. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.
▪	The market price of WTI crude oil will affect the value of the Trigger PLUS. Because the Trigger PLUS are linked to the performance of the contract price of the underlying commodity futures contract, we expect that generally the market value of the Trigger PLUS will depend in part on the market price of WTI crude oil. The price of WTI crude oil is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are volatile and subject to dislocation. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations, including relative cost, often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.
▪	A decision by the NYMEX to increase margin requirements for WTI crude oil futures contracts may affect the contract price. If the NYMEX increases the amount of collateral required to be posted to hold positions in the futures contracts on WTI crude oil (i.e. the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the contract price to decline significantly.
▪	The Trigger PLUS do not offer direct exposure to commodity spot prices. The commodity futures contract reflects the price of a futures contract, not a physical commodity (or its spot price). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Trigger PLUS may underperform a similar investment that is linked only to commodity spot prices.
▪	Single commodity futures contract prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The Trigger PLUS are not linked to a diverse basket of commodities, commodity futures contracts or a broad-based commodity index. The prices of the commodity futures contract may not correlate to the price of commodities or commodity futures contracts generally and may diverge significantly from the prices of commodities or commodity futures contracts generally. Because the Trigger PLUS are linked a single commodity futures contract, they carry greater risk and may be more volatile than securities linked to the prices of multiple commodities or commodity futures contracts or a broad-based commodity index.
▪	Suspension or disruptions of market trading in the commodity markets and related futures markets may adversely affect the contract price, and therefore the value of the Trigger PLUS. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the contract price of the underlying commodity futures contract and, therefore, the value of your securities.
▪	Owning the Trigger PLUS is not the same as owning WTI crude oil futures contracts. The return on your securities will not reflect the return you would realize if you actually purchased WTI crude oil futures contracts or exchange-traded or over-the-counter instruments based on WTI crude oil futures contracts. You will not have any rights that holders of such assets or instruments have.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Trigger PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Trigger PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying commodity futures contract and, as a result, could decrease the amount an investor may receive on the Trigger PLUS at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial contract price and the

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

trigger level and, therefore, could potentially increase the level that the final contract price must reach before you receive a payment at maturity that exceeds the issue price of the Trigger PLUS or so that you do not suffer a loss on your initial investment in the Trigger PLUS. Additionally, these hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the final contract price and, accordingly, the payment to you at maturity, if any. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Trigger PLUS declines.
▪	Secondary trading may be limited. The Trigger PLUS will not be listed on a securities exchange. There may be little or no secondary market for the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. JPMS may act as a market maker for the Trigger PLUS, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the Trigger PLUS. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the Trigger PLUS.
▪	The final terms and valuation of the Trigger PLUS will be provided in the pricing supplement. The final terms of the Trigger PLUS will be provided in the pricing supplement. In particular, each of the estimated value of the Trigger PLUS and the maximum payment at maturity will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the Trigger PLUS based on the minimums for the estimated value of the Trigger PLUS and the maximum payment at maturity.
▪	The tax consequences of an investment in the Trigger PLUS are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the Trigger PLUS, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the Trigger PLUS described in “Additional Information about the Trigger PLUS ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the Trigger PLUS, the timing and character of any income or loss on the Trigger PLUS could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments and the issues presented by this notice.

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Dual Directional Trigger PLUS Based on the Value of a WTI Crude Oil Futures Contract due June 27, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

WTI Crude Oil Futures Contract Overview

Crude oil is used as a refined product primarily as transport fuel, industrial fuel and in-home heating fuel.  The contract price to which the return on the securities is linked is based on, on any day, the official settlement price per barrel on the NYMEX of the first nearby month futures contract for WTI crude oil, stated in U.S. dollars, provided that if that day falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract for WTI crude oil, as made public by the NYMEX and displayed on Bloomberg under the symbol “CL1” or “CL2,” as applicable, on that day.  For additional information about the underlying commodity futures contract, see the information set forth under “The Underlyings — Commodity Futures Contracts” in the accompanying product supplement.

Information as of market close on December 13, 2019:

Bloomberg Ticker Symbol:	CL1	52 Week High (on 4/23/2019):	$66.30
Current Contract Level:	$60.07	52 Week Low (on 12/24/2018):	$42.53
52 Weeks Ago (on 12/13/2018):	$52.58

The following table sets forth the published high and low contract prices, as well as end-of-quarter contract prices, of the underlying commodity futures contract for each quarter in the period from January 1, 2014 through December 13, 2019. The graph following the table sets forth the daily contract prices of the underlying commodity futures contract during the same period. The contract price of the underlying commodity futures contract on December 13, 2019 was $60.07. We obtained the contract price information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical prices of the underlying commodity futures contract should not be taken as an indication of future performance, and no assurance can be given as to the contract price of the underlying commodity futures contract on the valuation date.

First Nearby Month WTI Crude Oil Futures Contract	High	Low	Period End
2014
First Quarter	$104.92	$91.66	$101.58
Second Quarter	$107.26	$99.42	$105.37
Third Quarter	$105.34	$91.16	$91.16
Fourth Quarter	$91.01	$53.27	$53.27
2015
First Quarter	$53.53	$43.46	$47.60
Second Quarter	$61.43	$49.14	$59.47
Third Quarter	$56.96	$38.24	$45.09
Fourth Quarter	$49.63	$34.73	$37.04
2016
First Quarter	$41.45	$26.21	$38.34
Second Quarter	$51.23	$35.70	$48.33
Third Quarter	$48.99	$39.51	$48.24
Fourth Quarter	$54.06	$43.32	$53.72
2017
First Quarter	$54.45	$47.34	$50.60
Second Quarter	$53.40	$42.53	$46.04
Third Quarter	$52.22	$44.23	$51.67
Fourth Quarter	$60.42	$49.29	$60.42
2018

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

First Nearby Month WTI Crude Oil Futures Contract	High	Low	Period End
First Quarter	$66.14	$59.19	$64.94
Second Quarter	$74.15	$62.06	$74.15
Third Quarter	$74.14	$65.01	$73.25
Fourth Quarter	$76.41	$42.53	$45.41
2019
First Quarter	$60.14	$46.54	$60.14
Second Quarter	$66.30	$51.14	$58.47
Third Quarter	$62.90	$51.09	$54.07
Fourth Quarter (through December 13, 2019)	$60.07	$52.45	$60.07

First Nearby Month WTI Crude Oil Futures Contract Historical Performance – Daily Contract Prices* January 2, 2014 to December 13, 2019

*The dotted line in the graph indicates the hypothetical trigger level, equal to 70% of the contract price of the underlying commodity futures contract on December 13, 2019. The actual trigger level will be based on the contract price of the underlying commodity futures contract on the pricing date.

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Dual Directional Trigger PLUS Based on the Value of a WTI Crude Oil Futures Contract due June 27, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information about the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the Trigger PLUS will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the Trigger PLUS:

The estimated value of the Trigger PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Trigger PLUS, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Trigger PLUS. The estimated value of the Trigger PLUS does not represent a minimum price at which JPMS would be willing to buy your Trigger PLUS in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Trigger PLUS is based on, among other things, our and our affiliates’ view of the funding value of the Trigger PLUS as well as the higher issuance, operational and ongoing liability management costs of the Trigger PLUS in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Risk Factors — The estimated value of the Trigger PLUS is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the Trigger PLUS is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Trigger PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — The estimated value of the Trigger PLUS does not represent future values of the Trigger PLUS and may differ from others’ estimates” in this document.

The estimated value of the Trigger PLUS will be lower than the original issue price of the Trigger PLUS because costs associated with selling, structuring and hedging the Trigger PLUS are included in the original issue price of the Trigger PLUS. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS and the estimated cost of hedging our obligations under the Trigger PLUS. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the Trigger PLUS may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Risk Factors — The estimated value of the Trigger PLUS will be lower than the original issue price (price to public) of the Trigger PLUS” in this document.

Secondary market prices of the Trigger PLUS:	For information about factors that will impact any secondary market prices of the Trigger PLUS, see “Risk Factors — Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the Trigger PLUS will be partially paid back to you in connection with any repurchases of your Trigger PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of two years and one-half of the stated term of the Trigger PLUS. The length of any such initial period reflects the structure of the Trigger PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Trigger PLUS and when these costs are incurred, as determined by our affiliates. See “Risk Factors — The value of the Trigger PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Trigger PLUS for a limited time period.”

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Trigger PLUS.

Based on current market conditions, in the opinion of our special tax counsel, your Trigger PLUS should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your Trigger PLUS should be treated as long-term capital gain or loss if you hold your Trigger PLUS for more than a year, whether or not you are an initial purchaser of Trigger PLUS at the issue price. However, the IRS or a court may not respect this treatment of the Trigger PLUS, in which case the timing and character of any income or loss on the Trigger PLUS could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the Trigger PLUS are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Trigger PLUS, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a Trigger PLUS, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the Trigger PLUS.

Supplemental use of proceeds and hedging:

The Trigger PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Trigger PLUS. See “How the Trigger PLUS Work” in this document for an illustration of the risk-return profile of the Trigger PLUS and “WTI Crude Oil Futures Contract Overview” in this document for a description of the market exposure provided by the Trigger PLUS.

The original issue price of the Trigger PLUS is equal to the estimated value of the Trigger PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS, plus the estimated cost of hedging our obligations under the Trigger PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the Trigger PLUS in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each Trigger PLUS.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Trigger PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect that delivery of the Trigger PLUS will be made against payment for the Trigger PLUS on or about the original issue date set forth on the front cover of this document, which will be the third business day following the pricing date of the Trigger PLUS (this settlement

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Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Trigger PLUS on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors
Where you can find more information:

You may revoke your offer to purchase the Trigger PLUS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Trigger PLUS prior to their issuance. In the event of any changes to the terms of the Trigger PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Trigger PLUS are a part, and the more detailed information contained in the accompanying product supplement.

This document, together with the documents listed below, contains the terms of the Trigger PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Trigger PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. 2-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004517/dp87531_424b2-ps2i.pdf

• Prospectus supplement and prospectus, each dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

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